12401 South 450 East	Avenida 16 de Julio No. 1525
Building D-1	Edif. Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 2330033 Oficina
(801) 619-1747 Fax	(591-2) 2332552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT:        Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Announces Conversion of Debentures to Equity

   Conversion Eliminates $3.7 Million in Debt, While Cutting Monthly Expenses by $165,000; Balance Sheet Dramatically Improved

        SALT LAKE CITY, UTAH—(BUSINESS WIRE) — October 10, 2003 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that its debenture holders have converted a total of $3.7 million out of $4.3 million in debenture-related debt to 116,855,401 shares of the Company’s common stock.

        Besides reducing debt significantly and increasing Golden Eagle’s net equity, this conversion also improves Golden Eagle’s financial results by decreasing both monthly interest expense by $30,000 and the monthly expense related to the accumulation of the non-cash debenture conversion discount by $135,000.

        “We believe that the improvement to our balance sheet may greatly enhance our ability to raise capital on attractive terms and may help us qualify for a listing on a national exchange,” stated Tracy A. Madsen, Golden Eagle’s CFO. “Our net equity is very important to financing sources as we look toward expanding operations into the Ascension Gold/Copper Trend in Bolivia’s Precambrian, as well as growing our Cangalli operations. Now that we have positive cash flow at our Cangalli gold mine, we are also decreasing the negative cash and non-cash impacts to our monthly bottom line by $165,000 with the goal of generating net income as soon as possible. We view this conversion as a real vote of confidence in Golden Eagle’s future by our debenture holders.”

        “Given the achievement of operational profitability at the Cangalli mine, and a full year’s worth of favorable operating data on ore grade, there was nothing more to be gained by maintaining creditor status instead of converting my debentures into common stock,” stated Kevin K. Pfeffer, Golden Eagle’s largest debenture holder, and now largest shareholder, as well as a member of the board of directors. “Moreover, the favorable impact such a conversion will have on the Company’s bottom line makes the choice to convert an easy one.”

        Eagle E-mail Alerts: Over 2,400 investors have signed up to receive Eagle E-mail Alerts recently. If you are interested in receiving these alerts, please e-mail the Company at: eaglealert@earthlink.net.

Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 74,000 acres in the Tipuani Gold Mining District located in western Bolivia; and continuing exploration and development on 127,500 acres in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com

Forward-Looking Statements and Disclosure of Risk

        The future conduct of Golden Eagle’s business and its response to issues raised by third parties are dependent upon a number of factors, and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated. Certain statements contained in this release using the terms “may,” “expects to,” “projects,” “estimates,” “plans,” “anticipates,” “targets,” and other terms denoting future possibilities, are forward-looking statements in accordance with the U.S. Private Securities Litigation Reform Act of 1995. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks that are beyond Golden Eagle’s ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to, the risks described in the above press release; those risks set out in Golden Eagle’s disclosure documents and its annual, quarterly and current reports; and the other risks associated with start-up mineral exploration operations with insufficient liquidity, negative working capital, and no historical profitability. Golden Eagle disclaims any obligation to update any forward-looking statement made herein.

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